Exhibit 99.1
STREAMLINE HEALTH SOLUTIONS, INC.
News Release of Streamline Health Solutions, Inc. Dated November 27, 2006
News Release
Visit our web site at: www.streamlinehealth.net

COMPANY CONTACT:
Paul W. Bridge, Jr.
Chief Financial Officer
(513) 794-7100
FOR IMMEDIATE RELEASE
STREAMLINE HEALTH SOLUTIONS, INC.
REPORTS FISCAL THIRD QUARTER RESULTS
Cincinnati, Ohio, November 27, 2006 — Streamline Health Solutions, Inc. (NASDAQ Capital Market: STRM) today announced the financial results for the third fiscal quarter and first nine months ended October 31, 2006.
Revenues for the fiscal third quarter increased 14% to $3.6 million, compared with $3.2 million reported in the third quarter of last year. This represents the eighth consecutive quarterly increase in revenues over the comparable prior quarter. The operating loss for the quarter was $297 thousand compared with an operating loss of $463 thousand in the comparable prior quarter. The net loss for the third quarter was $334 thousand, or $0.04 per basic and diluted common share, compared with a net loss of $454 thousand, or $0.05 per basic and diluted common share in the third quarter of last year.
Revenues for the first nine months increased 21% to $12 million, when compared with $9.9 million reported in the comparable period of last year. The operating loss was $127 thousand compared with an operating loss of $170 thousand in the comparable prior period. The net loss for the period was $200 thousand, or $0.02 per basic and diluted common share, when compared with a net loss of $212 thousand, or $0.02 per basic and diluted common share in the comparable prior period.

Brian Patsy, Streamline Health’s president and chief executive officer commented, “The results for the third quarter were below management’s revenue expectations but in line with our year to date operating results expectations due to expense controls put in place to better match our expenses with our revenues. The revenue shortfall occurred primarily because negotiations on two large software licensing agreements through our largest distribution partner were not completed as anticipated during the third quarter. The first agreement, which was consummated subsequent to the close of our third quarter, will be delivered via our remote hosting services, and the second agreement is currently also anticipated to close in our fourth quarter.
As we have noted in the past, our quarter-to-quarter comparisons are not necessarily indicative of our operations because of the nature and timing of large systems sales that may significantly impact any particular quarter. More accurate assessments, we believe, are comparisons of annual financial results. We are confident that the large software licensing agreement we had hoped to close in the third quarter can be secured and signed during the fourth quarter. With the expected signing of this agreement, and other anticipated large system sales and currently forecasted additional fourth quarter revenues, we believe that we will be able to achieve annual growth in total revenues in the 20% range for the current fiscal year.”
Mr. Patsy concluded, “Year-to-date our total revenues are $2 million or 21% ahead of last year, of which system sales are $1.1 million or 49% ahead of last year. We anticipate this trend will continue in the fourth quarter and accordingly, will allow us to achieve our targeted revenue and operating profit plans for the year. As planned, all increased revenues to date have been reinvested in our operations to expand our sales and marketing, software development and professional services staffs to enable the company to develop new products and achieve increasing revenues.”
Also noteworthy during our third quarter:
•	Forbes magazine named Streamline Health to its 2006 list of The 200 Best Small Companies, appearing in the October 30, 2006 issue. Ranked 56th on the Forbes list, selections were based on the following criteria: businesses with sales between $5 million and $750 million, positive growth over the past five years and in the past 12 months, net profit margins greater than 5 percent, and a share price of more than $5.
•	Andrew L. Turner has been appointed to Streamline Health’s Board of Directors. Mr. Turner has extensive healthcare experience, which includes serving as the founder and chairman of EnduraCare Therapy Management, Inc., and Horizon Healthcare Corporation. Mr. Turner also currently serves on the board of directors of several corporations, including Watson Pharmaceuticals, Inc., The Sports Club Company, and EnduraCare Therapy Management, Inc.

Conference Call Information
The third quarter conference call is scheduled at 10:00 a.m. Eastern Time, on Tuesday, November 28, 2006. The call will feature remarks from J. Brian Patsy, president and chief executive officer, William A. Geers, chief operating officer, and Paul W. Bridge, Jr., chief financial officer.
The Conference Call will be broadcast live via the Internet. To listen, please go to www.streamlinehealth.net approximately twenty minutes before the conference call is scheduled to begin. You will need to download and install any necessary audio software. The webcast will be available at our website for the next 30 days.
About Streamline Health
Streamline Health is a leading supplier of workflow and document management tools, applications and services that assist strategic business partners and healthcare organizations to improve operational efficiencies through business process optimization. The Company provides integrated technology solutions for automating document-intensive environments, including document workflow, document management, e-forms, portal connectivity, optical character recognition (OCR), and interoperability.
The Company’s workflow-based services offer solutions to inefficient and labor-intensive healthcare business processes throughout the revenue cycle, such as chart coding, abstracting and completion, remote physician order processing, pre-admission registration scanning and signature capture, insurance verification, secondary billing services, explanation of benefits processing, and release of information processing. The Company’s solutions also address the document workflow needs of the Human Resource and Supply Chain Management processes of the healthcare enterprise. All solutions are available for purchase or through a remote hosting services model that better matches customers’ capital or operating budget needs.
Streamline Health’s solutions create a permanent document-based repository of historical health information that is complementary and can be seamlessly integrated with existing disparate clinical, financial and administrative information systems, providing convenient electronic access to all forms of patient information from any location, including secure web-based access. These integrated solutions allow providers and administrators to link existing systems with documents, which can dramatically improve the availability of patient information while decreasing direct costs associated with document retrieval, work-in-process, chart processing, document retention, and archiving.
For additional information please visit our website at http://www.streamlinehealth.net.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995
Statements made by Streamline Health that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Streamline Health’s future financial performance could differ materially from expectations of management and from results reported now or in the past. Factors that could cause Streamline Health’s financial performance to so differ include, but are not limited to, the signing of significant new agreements anticipated in the fourth quarter and the resulting impact on operations should they not be signed, the impact of competitive products and pricing, product development, reliance on strategic alliances, availability of products procured from third party vendors, the healthcare regulatory environment, fluctuations in operating results, and other risks detailed from time to time in Streamline Health’s filings with the U.S. Securities and Exchange Commission.
STREAMLINE HEALTH SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2006	2005	2006	2005
Revenues:
Systems sales	$561,213	$621,519	$3,476,521	$2,334,216
Services, maintenance and support	2,212,044	1,771,236	6,110,393	5,323,582
Application-hosting services	818,856	771,839	2,436,328	2,269,400

Total revenues	3,592,113	3,164,594	12,023,242	9,927,198

Operating expenses:
Cost of systems sales	493,343	451,033	2,049,261	1,397,973
Cost of services, maintenance and support	956,938	786,290	2,649,273	2,290,288
Cost of application-hosting services	278,271	263,436	855,647	752,131
Selling, general and administrative	1,452,044	1,212,472	4,369,664	3,561,280
Product research and development	708,399	914,281	2,226,765	2,095,366

Total operating expenses	3,888,995	3,627,512	12,150,610	10,097,038

Operating (loss)	(296,882)	(462,918)	(127,368)	(169,840)
Other income expense:
Interest income	11,774	27,317	64,274	65,208
Interest expense	(24,242)	(35,868)	(107,407)	(107,087)

(Loss) before taxes	(309,350)	(471,469)	(170,501)	(211,719)
Tax (provision) benefit	(25,000)	17,000	(29,000)	—

Net (loss)	$(334,350)	$(454,469)	$(199,501)	$(211,719)

Basic net (loss) per common share	$(0.04)	$(0.05)	$(0.02)	$(0.02)

Diluted net (loss) per common share	$(0.04)	$(0.05)	$(0.02)	$(0.02)

Number of shares used in per common Share computation — basic	9,211,399	9,131,237	9,190,028	9,108,911

Number of shares used in per common Share computation — diluted	9,211,399	9,131,237	9,190,028	9,108,911

STREAMLINE HEALTH SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	October 31,	January 31,
	2006	2005	2006
Assets
Current assets:
Cash	$1,640,225	$3,149,633	$4,634,219
Accounts receivable	2,161,596	1,966,952	2,317,495
Contract receivables	2,286,239	1,169,056	2,268,913
Allowance for doubtful accounts	(200,000)	(200,000)	(200,000)
Other	1,200,773	751,413	967,731

Total current assets	7,088,833	6,837,054	9,988,358

Property and equipment:
Computer equipment	2,353,969	2,077,744	2,120,321
Computer software	1,083,440	969,374	989,556
Office furniture, fixtures and equipment	782,768	736,858	736,858
Leasehold improvements	543,318	522,863	522,863

	4,763,495	4,306,839	4,369,598
Accumulated depreciation and amortization	(3,240,928)	(2,481,506)	(2,666,784)

	1,522,567	1,825,333	1,702,814
Contract receivables	728,541	—	728,541
Capitalized software development costs, net of accumulated Amortization of $4,845,734, $3,833,231 and $4,033,232 respectively	3,249,859	2,356,698	2,706,697
Other, primarily deferred tax asset	1,305,861	695,991	1,306,741

	$13,895,661	$11,715,076	$16,433,151

Liabilities, and stockholders’ equity
Current liabilities:
Accounts payable	$365,627	$740,395	$1,055,539
Accrued compensation	446,580	463,092	1,139,587
Accrued other expenses	615,363	640,820	744,112
Deferred revenues	2,739,739	1,810,483	2,617,184
Current portion of capitalized leases	89,450	99,983	84,951
Current portion of long-term debt	1,000,000	1,000,000	1,000,000

Total current liabilities	5,256,759	4,754,773	6,641,373

Non-current portion of long-term debt	—	1,000,000	1,000,000
Non-current portion of capitalized leases	79,390	168,840	147,051
Non-current portion of lease incentives	241,474	222,273	293,409

Stockholders’ equity:
Convertible redeemable preferred stock, $0.01 par value per share, 5,000,000 shares authorized	—	—	—
Common stock, $0.01 par value per share, 25,000,000 shares Authorized, 9,211,399 shares 9,143,041 shares and 9,159,541 shares issued, respectively	92,114	91,430	91,595
Capital in excess of par value	35,256,004	35,071,130	35,090,302
Accumulated (deficit)	(27,030,080)	(29,593,370)	(26,830,579)

Total stockholders’ equity	8,318,038	5,569,190	8,351,318

	$13,895,661	$11,715,076	$16,433,151

STREAMLINE HEALTH SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	Nine Months
	2006	2005
Operating activities:
Net (loss)	$(199,501)	$(211,719)
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	1,386,646	1,085,380
Share-based compensation expense	80,903	—
Cash provided by (used for) assets and liabilities:
Accounts, contract and installment receivables	138,573	370,202
Other assets	(233,042)	(65,297)
Accounts payable and accrued expenses	(1,511,668)	(37,210)
Deferred revenues	122,555	(420,959)
Net cash (used for) provided by operating activities	(215,534)	720,397

Investing activities:
Purchases of property and equipment	(393,897)	(804,861)
Long-term lease incentive	—	(103,727)
Capitalization of software development costs	(1,355,664)	(900,000)
Other	(51,055)	154,532

Net cash (used for) investing activities	(1,800,616)	(1,654,056)

Financing activities:
Payment of long-term debt	(1,000,000)	—
Payment of capitalized leases	(63,162)	(166,535)
Exercise of stock options and stock purchase plan	85,318	68,754
Net cash (used for) financing activities	(977,844)	(97,781)

Decrease in cash	(2,993,994)	(1,031,440)
Cash at beginning of year	4,634,219	4,181,073
Cash at end of period	$1,640,225	$3,149,633

Supplemental cash flow disclosures:
Interest paid	$107,408	$107,489

Income taxes paid (refund)	$66,537	$(27,874)

Leasehold improvements (included in property and equipment) paid for by the landlord as a lease inducement	$—	$326,000